                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM 8-K


                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 5, 1997

LAM RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-12933                                 94-2634797
(Commission File Number)      (IRS Employer Identification No.)


4650 Cushing Parkway, Fremont, California 94538
(Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code  (510) 659-0200


Not Applicable
(Former name or former address, if changed since last report.)
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                   INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.   Acquisition or Disposition of Assets

     On August 5, 1997, Omega Acquisition Corporation ("Merger Sub"), a wholly owned subsidiary of Lam Research Corporation ("Lam") was merged with and into OnTrak Systems, Inc. ("OnTrak"), pursuant to an Agreement and Plan of Merger dated as of March 24, 1997 (the "Merger Agreement"), among Lam, Merger Sub and OnTrak.

     The merger of Merger Sub with and into OnTrak (the "Merger") became effective at the time of the filing of a Certificate of Merger with the Delaware Secretary of State on August 5, 1997 (the "Effective Time"). At the Effective
Time: (i) Merger Sub was merged with and into OnTrak; (ii) OnTrak, as the surviving corporation in the Merger, became a wholly owned subsidiary of Lam; and (iii) each share of OnTrak common stock, par value $0.0001 per share ("OnTrak Common Stock"), was converted into the right to receive, and became exchangeable for, 0.83 of a share of common stock of Lam, par value $0.001 per share ("Lam Common Stock").

     In addition, each outstanding option or right to purchase OnTrak Common Stock under OnTrak's stock option and stock purchase plans was assumed by Lam and was converted into an option or right to purchase Lam Common Stock, with appropriate adjustments, based on the Exchange Ratio (as defined below), made to the number of shares issuable under the option and to the exercise or purchase price per share of each option or right. By virtue of the assumption by Lam of such OnTrak stock options and stock purchase rights, from and after the Effective Time: (i) each OnTrak stock option or stock purchase right assumed by Lam may be exercised solely for Lam Common Stock; (ii) the number of shares of Lam Common Stock subject to each such OnTrak stock option is equal to the number of shares of OnTrak Common Stock subject to such OnTrak stock option immediately prior to the Effective Time multiplied by 0.83, rounded down to the nearest whole share (the "Exchange Ratio"); (iii) the per share exercise price under each such OnTrak stock option was adjusted by dividing the per share exercise price under such option by 0.83 and rounding up to the nearest cent; (iv) each stock purchase right granted under the OnTrak 1995 Employee Stock Purchase Plan pursuant to the offering period commencing on February 1, 1997, was converted into a right to purchase whole shares of Lam Common Stock, except at a price equal to 85% of the lesser of (A) the closing sale price of a share of OnTrak Common Stock on the Nasdaq National Market on February 1, 1997, divided by 0.83, rounded up to the nearest whole cent, and (B) the closing sale price of a share of Lam Common Stock on the last day of each applicable purchase period during the offering period that began on February 1, 1997.

     The former stockholders of OnTrak are receiving approximately
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6,500,000 shares of Lam Common Stock pursuant to the Merger. In addition, approximately 2,258,627 shares of Lam Common Stock may be issued in connection with the exercise of the OnTrak stock options and stock purchase rights assumed by Lam.

     Pursuant to the Agreement, on the business day following the Effective Time, an Office of the Chairman was created at Lam and includes Roger D. Emerick, formerly the Chief Executive Officer of Lam, and James W. Bagley, formerly the Chairman and Chief Executive Officer of OnTrak. On that date, Mr. Emerick became the Chairman of the Board of Directors of Lam, and Mr. Bagley became the Chief Executive Officer of Lam. In addition, on that date, the Board of Directors of Lam was expanded and Mr. Bagley and Richard J. Elkus, Jr., formerly directors of OnTrak, were appointed as directors.

     The Merger is intended to be a tax-free reorganization under the Internal Revenue Code of 1986, as amended, and is expected to be accounted for as a pooling of interests. A copy of the press release announcing the consummation of the Merger is attached hereto as Exhibit 99.1.


Item 7.   Financial Statements and Exhibits

Exhibit No.                          Description
2.1            Agreement and Plan of Merger by and among Lam Research
               Corporation, Omega Acquisition Corporation and OnTrak Systems,
               Inc., dated as of March 24, 1997, including exhibits thereto.

99.1           Registrant's Press Release, dated August 5, 1997.

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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    LAM RESEARCH CORPORATION
                                    (Registrant)


Date: August 15, 1997               By   /s/ James W. Bagley

                                         James W. Bagley
                                         Chief Executive Officer